Exhibit 99.1
[GRAPHIC OMITTED]
Outboard Marine Corporation
100 Sea Horse Dr.                       NEWS
Waukegan, IL 60085                      RELEASE



Contact:
Gary Beckett
Director, Corporate Communications and Public Relations
(847) 689-7019

June 2, 2000

                                                           FOR IMMEDIATE RELEASE


                     OMC RECEIVES $20 MILLION IN FINANCING

                      FROM SOROS FUND MANAGEMENT AFFILIATE

     Waukegan, Illinois - Outboard Marine Corporation announced today that it had completed a $20 million financing through a private placement of convertible preferred stock and warrants with its existing majority investor, an affiliate of Soros Fund Management. The proceeds of the financing will be used for general corporate purposes. None of the securities sold in the private placement transaction have been registered under the Securities Act of 1933, and the securities may not be offered or sold in the United States absent registration or an exemption from registration requirements.

     The Company also announced that it had been informed by Soros and its other investors that Soros and such other investors may consider providing further financing to the Company in the future, although no agreement currently exists as to the timing, terms, nature and amounts of any such further financing.

     The Company further announced that it had been informed by Soros and its other investors that their respective affiliates may from time to time purchase the Company's outstanding publicly traded 10 3/4% Senior Notes and its 9 1/8% sinking fund debentures through market purchases and/or privately negotiated transactions if such affiliates found the price for such securities to be advantageous.


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     Additionally, the scheduled payment of interest on the 10 3/4% Senior
Notes due 2008 was made on June 1, 2000. The interest payment was funded from the interest reserve account which was established at the time of the issuance of Senior Notes.

     Some of the information contained in this press release is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions and are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. For a more detailed discussion of the risks associated with OMC's business and these statements, please refer to '34 Act filings made by OMC.

     Outboard Marine Corporation is a leading manufacturer and marketer of internationally-known boat brands, including Chris-Craft(R), Four Winns(R), Seaswirl(R), Javelin(R), Stratos(R), Lowe(R), Hydra-Sports(R) and
Princecraft(R); marine accessories and marine engines, under the brand names of Johnson(R) and Evinrude(R); and Ficht(R) Ram Injection(TM) - the world's premier low-emission two-stroke outboard engine technology.

     Visit our web site at: www.omc-online.com

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